Exhibit 99.01

OGE Energy Corp. Board approves Q1 2019 dividend; company names David E. Rainbolt to board of directors

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) today announced that the company’s board of directors approved a first-quarter dividend of $0.365 per share per common share of stock, to be paid Jan. 30, 2019, to shareholders of record on Jan. 10, 2019. The company also announced that David E. Rainbolt has been appointed to the company's board of directors and as a member of its audit committee, effective Jan. 1, 2019.

Rainbolt’s term will expire at the company's annual shareholders’ meeting on May 16, 2019, at which time he will stand for re-election by the company's shareholders.

Rainbolt, 62, is the Executive Chairman of BancFirst Corporation, having previously served for 25 years as its Chief Executive Officer. He has served in an executive leadership capacity throughout most of his 40-year career, specifically focused in acquisitions and corporate finance. Rainbolt has also chaired a number of community, charitable, professional and governmental boards and associations, receiving numerous awards for his service.

“We are excited to have such a recognized leader as David join the OGE board. His executive and board leadership experience, combined with his background in corporate finance complements our director leadership,” said OGE Energy Corp. Chairman, President and Chief Executive Officer Sean Trauschke. “Moreover, his long history of dedication to our communities aligns well with our core value of public service.”

OGE Energy is the parent company of OG&E, a regulated electric utility serving approximately 847,000 customers in Oklahoma and Western Arkansas. In addition, OGE holds 25.6 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP.

CLASS OF STOCK:         OGE Energy Corp. Common
DIVIDEND PER SHARE:    $0.365
RECORD DATE:        01/10/19
PAYMENT DATE:        01/30/19